Exhibit 99.1
For:
A.C. Moore Arts & Crafts, Inc.
130 A.C. Moore Drive
Berlin, New Jersey 08009
(856) 768-4930
A.C. Moore Reports Fourth Quarter and Fiscal 2010 Financial Results
and Renewal of Credit Facility
Berlin, New Jersey, March 29, 2011 — A.C. Moore Arts & Crafts, Inc. (NASDAQ: ACMR) (the “Company” or “A.C. Moore”) today announced results for the fourth quarter and 2010 fiscal year ended January 1, 2011. In addition, the Company announced that on March 4, 2011 it renewed its asset-based credit facility for an additional five-year term.
Sales for the fourth quarter of fiscal 2010 were $143.2 million, a decrease of 4.4% compared to sales of $149.7 million during the fourth quarter of last year. This decline was primarily attributable to a decrease in comparable store sales of 4.3% during the quarter. Pre-tax loss for the quarter was $4.9 million, compared to a pre-tax loss of $6.3 million for the fourth quarter of last year. Net loss was $4.8 million, or $0.20 per share, compared to a net loss of $0.5 million, or $0.02 per share, in the fourth quarter of fiscal 2009.
Fourth quarter fiscal 2010 results included a non-cash fixed asset impairment of $0.04 per share and closed store expenses of $0.03 per share. Fourth quarter fiscal 2009 results included a non-cash fixed asset impairment of $0.17 per share, closed store expenses of $0.14 per share and an income tax benefit of $0.24 per share.
Sales for fiscal 2010 were $448.1 million, a decrease of 4.4%, compared to sales of $468.9 million for fiscal 2009. This decline was primarily due to a decrease in comparable store sales of 5.4% during the year. Pre-tax loss for fiscal 2010 was $29.7 million, compared to a pre-tax loss of $31.6 million for fiscal 2009. The net loss for fiscal 2010 was $30.2 million, or $1.23 per share, versus a net loss of $25.9 million, or $1.15 per share, in fiscal 2009.
Fiscal 2010 results included a non-cash fixed asset impairment of $0.04 per share, closed store expenses of $0.09 per share and income tax expense of $0.02 per share. Fiscal 2009 results included a non-cash fixed asset impairment of $0.19 per share, closed store expenses of $0.18 per share and an income tax benefit of $0.25 per share.
Joseph A. Jeffries, Chief Executive Officer, stated, “The entire organization is focused on executing our strategic and merchandising plans. With our improved inventory composition and merchandising strategy, we believe that A.C. Moore is positioned for better execution and results in fiscal 2011.”
The Company will host a conference call beginning at 8:30 a.m., Eastern Time, on Tuesday, March 29, 2011 to discuss fourth quarter and full year 2010 results. To participate in the conference call, please dial 800-946-0783 and provide the operator with passcode #9220201. If you are unable to access the live call, please dial 888-203-1112 and enter pin #9220201 to access the taped digital replay. The replay will be available at approximately 9:30 a.m. ET on Tuesday, March 29, 2011 and will remain available until Tuesday, April 12, 2011 at 11:59 p.m. ET.

A simultaneous webcast of the conference call may be accessed at www.acmoore.com. Go to “About Us” and click on “Corporate Profile.” To listen to the live call via webcast, please go to the Company’s website at least 15 minutes early to register, download and install any necessary audio software. An archive of the conference call will be available on the Company’s website approximately two hours after the conference call ends.
About A.C. Moore:
A.C. Moore is a specialty retailer of arts, crafts and floral merchandise for a wide range of customers. The Company currently serves customers through its 136 stores located in the Eastern United States and nationally via its e-commerce site, www.acmoore.com. For more information about A.C. Moore, visit our website at www.acmoore.com.
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This press release contains statements that are forward-looking within the meaning of applicable federal securities laws and are based on A.C. Moore’s current expectations and assumptions as of this date. These statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated. Factors that could cause actual results to differ from those anticipated include, but are not limited to, failure of our planned strategies, the effect of future losses on our financial condition and cash flows, the outcome of the strategic alternatives process, the availability of future capital and our ability to comply with the terms of our credit facility, the effect of economic conditions, competitive pressures, further declines in total sales and comparable store sales, failure to realize anticipated results from our real estate strategy, changes in estimates, assumptions or judgments related to store closure reserves or impairments, higher costs associated with or failure to achieve anticipated results through the implementation of new programs or initiatives, weakness in fourth quarter results, fluctuation in quarterly results due to the seasonality of our business, changes in merchandise trends and consumer demands and any failure by us to anticipate such changes successfully, failure to manage inventory and merchandise requirements, unfavorable consumer response to our promotional strategies, material adverse events in the regions in which we operate, including but not limited to, weather conditions, disruption in our operations or supply chain due to disaster or other events that might cause a delay in our business, changes in our relationships with key suppliers, disruption or increased costs that impact our reliance on imported merchandise, inadequacies in our information technology or systems, changes in the labor market or our ability to hire and retain associates and members of senior management, increases or fluctuations in fuel or oil costs, the impact of existing or future government regulation, volatility in the price or volume of our common stock and other risks detailed in the Company’s Securities and Exchange Commission filings. A.C. Moore undertakes no obligation to update or revise any forward-looking statement whether as the result of new developments or otherwise.
[Tables Follow]

A.C. MOORE ARTS & CRAFTS, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands)

	January 1,	January 2,
	2011	2010
ASSETS

Current assets:
Cash and cash equivalents	$39,970	$45,952
Inventories	111,266	122,058
Prepaid expenses and other current assets	11,257	13,288

	162,493	181,298

Non-current assets:
Property and equipment, net	73,771	81,938
Other assets	1,192	2,233

	$237,456	$265,469

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Short-term debt	$19,000	$19,000
Trade accounts payable	43,131	37,047
Other current liabilities	27,517	28,624

	89,648	84,671

Non-current liabilities:
Deferred tax liability and other	1,920	3,344
Accrued lease liability	14,475	17,380

	16,395	20,724

	106,043	105,395

Shareholders’ equity	131,413	160,074

	$237,456	$265,469

A.C. MOORE ARTS & CRAFTS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands except per share data)

	Quarter Ended		Twelve Months ended
	January 1,	January 2,	January 1,	January 2,
	2011	2010	2011	2010

Net sales	$143,170	$149,717	$448,058	$468,889
Cost of sales (including buying and distribution costs)	89,206	93,186	262,838	281,614

Gross margin	53,964	56,531	185,220	187,275
Selling, general and administrative expenses	57,592	59,047	211,390	213,268
Store pre-opening and closing expenses	968	3,545	2,613	4,477

Loss from operations	(4,596)	(6,061)	(28,783)	(30,470)
Net interest expense	269	213	946	1,098

Loss before income taxes	(4,865)	(6,274)	(29,729)	(31,568)
Provisions for (benefit from) income taxes	(58)	(5,737)	451	(5,665)

Net loss	$(4,807)	$(537)	$(30,180)	$(25,903)

Basic net loss per share	$(0.20)	$(0.02)	$(1.23)	$(1.15)

Diluted net loss per share	$(0.20)	$(0.02)	$(1.23)	$(1.15)

Basic weighted average shares outstanding	24,531,026	24,324,860	24,443,014	22,470,346

Diluted weighted average shares outstanding	24,531,026	24,324,860	24,443,014	22,470,346

For More Information Contact:
A.C. Moore Arts & Crafts, Inc.
David Stern, Chief Financial and Administrative Officer
(856) 768-4943